EXHIBIT 99.1

Exponent Reports Fourth Quarter and Fiscal Year 2012 Results

MENLO PARK, Calif., Jan. 30, 2013 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq:EXPO) today reported financial results for the fourth quarter and fiscal year ended December 28, 2012.

For the fourth quarter of 2012, revenues before reimbursements increased 7% to $65,049,000, as compared to $60,524,000 in the fourth quarter of 2011. Total revenues increased 7% to $72,946,000, as compared to $67,916,000 in the same period one year ago.

Net income for the fourth quarter increased 10% to $8,472,000, or $0.60 per diluted share, as compared to $7,731,000, or $0.54 per diluted share, reported in the same quarter one year ago. EBITDA1 improved 10% to $15,607,000, as compared to $14,139,000 in the fourth quarter last year.

For fiscal year 2012, revenues before reimbursements increased 8% to $266,562,000, as compared to $246,667,000, in 2011. Total revenues increased 7% to $292,653,000, as compared to $272,446,000 in the prior year.

Net income for fiscal year 2012 improved 14% to $37,225,000, or $2.60 per diluted share, as compared to $32,695,000, or $2.22 per diluted share, reported in the prior year. EBITDA1 improved 12% to $66,132,000, as compared to $58,994,000, in 2011.

During 2012, Exponent generated $48.5 million in cash flow from operations, repurchased $23.4 million of its common stock, and closed the year with $134.1 million in cash, cash equivalents and short-term investments.

"The fourth quarter concluded another good year of revenue growth and profitability for Exponent," commented Dr. Paul Johnston, President and CEO. "During our fourth quarter, we experienced good demand for both proactive and reactive services and continued to benefit from activity related to a few major assignments – resulting in high utilization despite our seasonally slower quarter. Additionally, our defense technology development practice had strong surveillance system product sales.

"Throughout 2012, we assisted a wide range of clients in addressing significant technological, health and environmental matters by leveraging our breadth of disciplines and depth of engineering and scientific knowledge. We grew our consulting staff while achieving record utilization.

"For the year, we had notable contributions in our environmental and health segment from our environmental sciences, ecological sciences, and chemical regulation and food safety practices. In our engineering and other scientific segment we had notable performances from our mechanics and materials, electrical, thermal, and engineering management consulting practices.

"We previously communicated that over the last couple of years a few major assignments have accounted for a greater than usual percentage of revenues, and that there would be an impact on year-over-year revenue growth and profit margins when these assignments stepped down. As we enter 2013 we have experienced this anticipated step-down in these major assignments. Additionally, we are seeing the impact of constraints on defense spending and the reduction of forces in Afghanistan. As a result we expect 2013 revenues before reimbursements to be approximately flat with 2012 and EBITDA1 margin to be down 250 to 300 basis points.

"As we look forward we will continue to build upon our differentiated market position as a multidisciplinary engineering and scientific consulting firm with unparalleled technical expertise and experience. We remain optimistic about our market opportunities and look forward to translating these into long-term shareholder value," concluded Dr. Johnston.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, January 30, 2013, starting at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. The audio on the conference call is available by dialing 877-941-2068 or 480-629-9712. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent web site, or by dialing 800-406-7325 or 303-590-3030, and entering reservation 4588503#.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's multidisciplinary organization of scientists, physicians, engineers, and business consultants brings together more than 90 technical disciplines to address complicated issues facing industry and government today. The firm has been best known for analyzing accidents and failures to determine their causes, but in recent years it has become more active in assisting clients with human health, environmental and engineering issues associated with new products to help prevent problems in the future.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended thereto under) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. When used in this document and in the documents incorporated herein by reference, the words "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of the measures to GAAP is set forth below.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended December 28, 2012 and December 30, 2011
(unaudited)
(in thousands, except per share data)

	Quarters Ended		Years Ended
	December 28,	December 30,	December 28,	December 30,
	2012	2011	2012	2011

Revenues
Revenues before reimbursements	$ 65,049	$ 60,524	$ 266,562	$ 246,667
Reimbursements	7,897	7,392	26,091	25,779

Revenues	72,946	67,916	292,653	272,446

Operating expenses
Compensation and related expenses	41,188	39,594	171,809	156,853
Other operating expenses	6,152	5,894	23,574	23,238
Reimbursable expenses	7,897	7,392	26,091	25,779
General and administrative expenses	3,994	3,843	13,559	13,116

	59,231	56,723	235,033	218,986

Operating income	13,715	11,193	57,620	53,460

Other income
Interest income, net	83	95	328	236
Miscellaneous income, net	640	1,792	3,801	1,123
	723	1,887	4,129	1,359

Income before income taxes	14,438	13,080	61,749	54,819

Income taxes	5,966	5,349	24,524	22,124

Net income	$ 8,472	$ 7,731	$ 37,225	$ 32,695

Net income per share:
Basic	$ 0.62	$ 0.56	$ 2.70	$ 2.31
Diluted	$ 0.60	$ 0.54	$ 2.60	$ 2.22

Shares used in per share computations:
Basic	13,733	13,775	13,780	14,181
Diluted	14,208	14,322	14,293	14,751

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
December 28, 2012 and December 30, 2011
(unaudited)
(in thousands)

	December 28,	December 30,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$ 113,268	$ 84,439
Short-term investments	20,881	25,260
Accounts receivable, net	85,361	73,065
Prepaid expenses and other assets	8,277	8,521
Deferred income taxes	7,657	7,293
Total current assets	235,444	198,578
Property, equipment and leasehold improvements, net	27,446	27,215
Goodwill	8,607	8,607
Other assets	43,920	34,388
	$ 315,417	$ 268,788

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$ 10,386	$ 6,738
Accrued payroll and employee benefits	54,720	48,089
Deferred revenues	6,665	5,948
Total current liabilities	71,771	60,775
Other liabilities	25,685	19,456
Deferred rent	1,532	1,842
Total liabilities	98,988	82,073

Stockholders' equity:
Common stock	16	16
Additional paid-in capital	123,693	108,071
Accumulated other comprehensive loss	(250)	(471)
Retained earnings	206,057	179,432
Treasury stock, at cost	(113,087)	(100,333)
Total stockholders' equity	216,429	186,715
	$ 315,417	$ 268,788

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended December 28, 2012 and December 30, 2011
(unaudited)
(in thousands)

	Quarters Ended		Years Ended
	December 28,	December 30,	December 28,	December 30,
	2012	2011	2012	2011

Net Income	$ 8,472	$ 7,731	$ 37,225	$ 32,695

Add back (subtract):

Income taxes	5,966	5,349	24,524	22,124
Interest income, net	(83)	(95)	(328)	(236)
Depreciation and amortization	1,252	1,154	4,711	4,411

EBITDA (1)	15,607	14,139	66,132	58,994

Stock-based compensation	2,446	2,133	12,378	10,340

EBITDAS (1)	$ 18,053	$ 16,272	$ 78,510	$ 69,334

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to compliment operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.